ALICO REPORTS THIRD QUARTER EARNINGS

La Belle, FL., August 9, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced net income for the three months ended June 30, 2010 of $2.3 million or $0.31 per share, compared with net income of $609 thousand or $0.08 per share, for the three months ended June 30, 2009. Alico recorded net income for the nine months ended June 30, 2010 of $2.3 million or $0.31 per share, compared with net income of $2.5 million or $0.34 per share for the nine months ended June 30, 2009.   Excluding a one time vendor settlement of $7.0 million received during the nine months ended June 30, 2009, pretax income improved by $6.3 million for the nine months ended June 30, 2010 when compared to the prior year.

Operating revenues were $28.4 million and $31.2 million during the three months ended June 30, 2010 and 2009, respectively and $74.2 million and $84.8 million for the nine months ended June 30, 2010 and 2009, respectively. Operations produced income of $3.8 million during the three months ended June 30, 2010, compared with income of $2.1 million during the three months ended June 30, 2009. For the nine months ended June 30, 2010, operations produced income of $5.0 million compared with a loss from operations of $398 thousand during the nine months ended June 30, 2009. The increase in operating income was primarily due to improvements in agriculture operations, coupled with lower general and administrative costs.

 JD Alexander, President and Chief Executive Officer, noted, “Our emphasis on controlling expenses in each of our operating divisions is yielding positive results.   Operating results from citrus, sugarcane and cattle have all improved from the prior year and general and administrative expenses have been reduced by 44%.  We will continue to scrutinize expenses in each operating area of the Company to improve profitability as we continue to explore alternative real estate based businesses that may offer improved overall returns.  I remain firmly committed to increasing share value and appreciate the ongoing support of our shareholders in these efforts.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the expectation that the Company will continue to report improved results, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.